Exhibit 3.6
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
NATIONAL HEALTH INVESTORS, INC.
NATIONAL HEALTH INVESTORS, INC., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that its Articles of Incorporation, as amended (the “Articles”) are hereby amended as follows:
1.Section 6.1 of the Articles shall be deleted in its entirety and is hereby replaced with the following new Section 6.1:
6.1    The Corporation shall have a Board of Directors consisting of eight (8) Directors, which number may be increased or decreased in accordance with the Bylaws of the Corporation from time to time but shall not be less than the number required by Section 2-402 of the Maryland General Corporation Law, as may be amended from time to time. The Directors elected or appointed prior to the Corporation’s 2025 annual meeting of Stockholders are divided, with respect to the terms for which they severally hold office, into three classes, with the number of Directors of each such class being as equal as practicable, and with each Director serving for a term ending on the date of the third annual meeting of Stockholders following the annual meeting at which such Director was elected and until his or her successor shall have been duly elected and qualified. Commencing with the Corporation’s 2025 annual meeting of Stockholders, Directors shall be elected as follows: (i) Directors elected at the 2025 annual meeting of Stockholders to succeed those whose terms expire at such meeting shall hold office for a term expiring at the annual meeting of Stockholders to be held in 2026 and until their respective successors have been duly elected and qualified; (ii) Directors elected at the 2026 annual meeting of Stockholders to succeed those whose terms expire at such meeting shall hold office for a term expiring at the annual meeting of Stockholders to be held in 2027 and until their respective successors have been duly elected and qualified; and (iii) beginning with the 2027 annual meeting of Stockholders, the Directors shall no longer be divided into classes and all Directors elected at an annual meeting of stockholders to succeed those whose terms expire at such meeting shall hold office for a term expiring at the next annual meeting of Stockholders and until their respective successors are duly elected and qualified.
2.Section 6.2 of the Articles shall be deleted in its entirety and is hereby replaced with the following new Section 6.2:
6.2    In the event of any decrease in the authorized number of Directors, each Director then serving shall nevertheless continue as a Director until the expiration of such Director’s current term, or his prior death, retirement, resignation or removal.
3.Section 6.3 of the Articles shall be deleted in its entirety and is hereby replaced with the following new Section 6.3:
6.3    A vacancy which results from the death, resignation or removal of a Director or as a result of an increase by the Board of Directors in the number of Directors, may be filled by a vote of the entire Board of Directors, and a Director so elected to fill a vacancy shall serve until the next annual meeting of Stockholders and until his successor shall be duly elected and qualified. At the next annual meeting of Stockholders, if the Board of Directors at such time is classified, the vacancy created by the death, resignation or removal of a Director shall be filled for the balance of such Director’s original term, and the vacancy or vacancies created by an increase in the number of Directors shall be filled for the balance of the term of the class of Directors increased as a result of the action of the Board of Directors in increasing the number of Directors.
4.The foregoing amendment to the Articles was advised and approved by the Board of Directors of the Corporation on March 26, 2025 and approved by the Stockholders of the Corporation as of May 21, 2025.
We, the undersigned President and Secretary, swear under penalties of perjury that the foregoing is a corporate act.
Executed on this 21st day of May, 2025.
NATIONAL HEALTH INVESTORS, INC.

By: /s/ D. Eric Mendelsohn
D. Eric Mendelsohn, President

Attest:
/s/ Beth J. Blankenship
Beth J. Blankenship, Secretary
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